Exhibit 99.1

Accenture Estimates Preliminary Fourth-Quarter and Full-Year Fiscal 2003 Results

— Company Expects 2 Percent Revenue Growth for Fiscal Year 2003;

12 Percent Revenue Growth for Fourth Quarter —

NEW YORK; Sept. 17, 2003 — Accenture (NYSE: ACN) today provided a preliminary estimate of results for the full fiscal year and fourth quarter ended August 31, 2003.

Fiscal Year 2003

Revenues before reimbursements (“net revenues”) for the full fiscal year 2003 are expected to be $11.82 billion, compared with $11.57 billion for the full fiscal year 2002, an increase of 2 percent in U.S. dollars and a decrease of 4 percent in local currency.

Diluted earnings per share for fiscal year 2003 are expected to be $1.05, compared with $0.56 for fiscal year 2002. Fiscal year 2002 diluted earnings per share included a loss on investments of $321 million, or $0.28 per share, and a real estate consolidation charge of $111 million, or $0.07 per share.

Operating income for fiscal year 2003 is expected to be approximately $1.55 billion. Operating income as a percentage of net revenues for fiscal year 2003 is expected to be 13.1 percent.

Accenture accrued $11 million in variable compensation for fiscal year 2003, compared with $105 million in fiscal year 2002. The company accrues compensation expense for payments of variable compensation to be made to its executives in later fiscal periods.

The company’s estimated effective annual tax rate for fiscal year 2003 decreased from 38 percent to approximately 35.1 percent. This reduces the expected provision for taxes by $47 million, resulting in a $0.05 benefit to diluted earnings per share for the full fiscal year. The reduction in the tax rate was primarily due to a reversal of previously accrued taxes in the third and fourth quarters following the favorable settlement of certain prior-year non-U.S. income tax liabilities and lower-than-estimated non-U.S. withholding tax requirements.

Income before minority interest for fiscal year 2003 is expected to be approximately $1.05 billion.

Outsourcing is expected to account for approximately $3.57 billion of net revenues for fiscal year 2003, an increase of 37 percent in U.S. dollars and 32 percent in local currency over the full fiscal year 2002. Consulting revenues are expected to be approximately $7.92 billion of net revenues for fiscal year 2003, representing a decrease of 10 percent in U.S. dollars and a decrease of 16 percent in local currency from the full fiscal year 2002.

Net revenues for Accenture’s five operating groups in fiscal year 2003 are expected to be as follows:

•	Communications & High Tech: approximately $3.29 billion, compared with $3.18 billion for fiscal year 2002, an increase of 3 percent in U.S. dollars.

•	Financial Services: approximately $2.36 billion, compared with $2.37 billion for fiscal year 2002, representing flat growth year-over-year in U.S. dollars.

•	Government: approximately $1.58 billion, compared with $1.32 billion for fiscal year 2002, an increase of 20 percent in U.S. dollars.

•	Resources: approximately $1.97 billion, compared with $2.01 billion for fiscal year 2002, a decrease of 2 percent in U.S. dollars.

•	Products: approximately $2.61 billion, compared with $2.70 billion for fiscal year 2002, a decrease of 3 percent in U.S. dollars.

Net revenues by geographic region in fiscal year 2003 are expected to be as follows:

•	Europe, Middle East and Africa (EMEA): approximately $5.35 billion, compared with $4.96 billion for fiscal year 2002, an increase of 8 percent in U.S. dollars and a decrease of 6 percent in local currency.

•	Americas: approximately $5.67 billion, compared with $5.84 billion, a decrease of 3 percent in U.S. dollars and a decrease of 2 percent in local currency.

•	Asia Pacific: approximately $0.79 billion, compared with $0.78 billion, an increase of 2 percent in U.S. dollars and a decrease of 3 percent in local currency.

Accenture’s total cash balance, including restricted cash, at August 31, 2003, is expected to be approximately $2.4 billion. For fiscal year 2003, operating cash flow is expected to be $1.51 billion and free cash flow, defined as operating cash flow net of property and equipment additions of $212 million, is expected to be $1.3 billion. Total debt at August 31, 2003, is expected to be approximately $60 million.

Fourth Quarter 2003

Net revenues for the fourth quarter of fiscal year 2003 are expected to be approximately $3.02 billion, compared with $2.69 billion for the fourth quarter of the prior year, an increase of 12 percent in U.S. dollars and an increase of 5 percent in local currency.

Diluted earnings per share for the fourth quarter are expected to be $0.25, compared with $0.08 for the fourth quarter of fiscal year 2002. Diluted earnings per share in the fourth quarter of fiscal year 2002 included a real estate consolidation charge of $111 million, or $0.07 per share, and a loss on investments of $15 million, or $0.01 per share.

Operating income for the fourth quarter is expected to be approximately $350 million. Operating income as a percentage of net revenues for the fourth quarter is expected to be 11.6 percent.

Accenture did not accrue for additional variable compensation expense in the fourth quarter of fiscal 2003 and did not reverse any previously accrued variable compensation. The company expects to pay $16 million of fiscal year 2003 variable compensation in the first quarter of fiscal year 2004. Severance expense for the quarter is expected to be $32 million. Operating expenses for the fourth quarter benefited by $30 million, due to reductions in estimated liabilities related to favorable experience in bad debts and other estimated liabilities, which are not expected to recur. In fiscal year 2002, Accenture incurred severance costs of $93 million and retention payments of $32 million, offset by reductions of variable compensation of $140 million.

The decrease in the company’s estimated effective annual tax rate for fiscal 2003 reduced the tax rate for the fourth quarter to 31 percent and reduced the provision for taxes by $19 million, resulting in a $0.02 benefit to diluted earnings per share.

Income before minority interest for the fourth quarter is expected to be approximately $251 million.

Outsourcing is expected to account for approximately $1.04 billion of net revenues for the fourth quarter, an increase of 41 percent in U.S. dollars and 33 percent in local currency over the fourth quarter last year. Consulting is expected to account for approximately $1.87 billion of net revenues for the fourth quarter, representing flat growth in U.S. dollars and a decrease of 8 percent in local currency from the fourth quarter last year.

Net revenues for Accenture’s five operating groups in the fourth quarter are expected to be as follows:

•	Communications & High Tech: approximately $849 million, compared with $804 million for the fourth quarter last year, an increase of 6 percent in U.S. dollars.

•	Financial Services: approximately $578 million, compared with $539 million for the fourth quarter last year, an increase of 7 percent in U.S. dollars.

•	Government: approximately $443 million, compared with $328 million for the fourth quarter last year, an increase of 35 percent in U.S. dollars.

•	Resources: approximately $504 million, compared with $432 million for the fourth quarter last year, an increase of 17 percent in U.S. dollars.

•	Products: approximately $642 million, compared with $589 million for the fourth quarter last year, an increase of 9 percent in U.S. dollars.

Net revenues by geographic region in the fourth quarter are expected to be as follows:

•	Europe, Middle East and Africa (EMEA): approximately $1.33 billion, compared with $1.11 billion for the fourth quarter last year, an increase of 20 percent in U.S. dollars and an increase of 3 percent in local currency.

•	Americas: approximately $1.48 billion, compared with $1.39 billion for the fourth quarter last year, an increase of 6 percent in U.S. dollars and an increase of 6 percent in local currency.

•	Asia Pacific: approximately $201 million, compared with $187 million for the fourth quarter last year, an increase of 8 percent in U.S. dollars and an increase of 2 percent in local currency.

These preliminary results for the full fiscal year and fourth quarter are subject to quarterly and annual review procedures and final reconciliations and adjustments. Following the completion of these steps, Accenture expects to announce its full fiscal year 2003 and fourth-quarter earnings on Thursday, Oct. 9, 2003.

“While our performance in a single quarter isn’t necessarily an indication of future trends, we are encouraged by the 12 percent growth in revenues we achieved in the fourth quarter, as well as by our 2 percent revenue growth for the full year,” said Joe W. Forehand, Accenture chairman and CEO. “We expect our new bookings for the full year to total $16.1 billion, with fourth-quarter bookings of approximately $3.8 billion, representing a 34 percent increase over the same period last year.”

Accenture also said that effective Sept. 1, 2003, it adopted, on a prospective basis, Emerging Issues Task Force Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” relating to the timing of revenue and income in client engagements combining multiple services, such as consulting and outsourcing services. The company will continue to account for contracts signed on or before August 31, 2003, under the previous Generally Accepted Accounting Principles (GAAP) guidelines. Beginning on Sept. 1, 2003, all new contracts will be accounted for in accordance with Issue No. 00-21, potentially changing the timing of revenue recognition and affecting margins in some situations, depending on the company’s ability to structure contracts to accommodate the requirements of Issue No. 00-21.

If Accenture had applied Issue No. 00-21 in the past, diluted earnings per share would have been approximately $0.02 lower in fiscal 2003 and $0.01 lower in fiscal 2002, and the company would have reported, cumulatively, approximately $114 million less in net revenues, of which $65 million relates to fiscal 2003, $35 million relates to fiscal 2002, and $14 million relates to fiscal 2001, and $54 million less in operating income, of which $33 million relates to fiscal 2003, $15 million relates to fiscal 2002, and $6 million relates to fiscal 2001. Accenture believes the impact of Issue No. 00-21 will continue to be modest going forward because the company plans to structure its new client agreements taking into consideration the new rules. However, should the company sign a larger number of business transformation outsourcing agreements with clients, there could be a greater delay in revenue recognition and an increased effect on margins.

Accenture said that, excluding any future impact of EITF 00-21, it expects net revenue growth for fiscal year 2004 to be in the 5 percent to 10 percent range. The company expects operating cash flow for fiscal year 2004 to be $1.6 billion to $1.8 billion, property and equipment additions to be $300 million, and free cash flow to be in the range of $1.3 billion to $1.5 billion. New bookings for the full fiscal year 2004 are expected to be in the range of $16 billion to $18 billion. The annual effective tax rate is expected to be in the range of 36 percent to 38 percent.

In accordance with its existing practice, Accenture will provide guidance for the first quarter of fiscal year 2004 during its regularly scheduled quarterly earnings call on Oct. 9. At this time, Accenture expects net revenue for the first quarter of 2004 to be consistent with the analysts’ consensus estimate of $3.09 billion and sees a range of $0.27 to $0.28 for earnings per share as reasonable.

Given both known and potential accounting changes, Accenture will not be providing guidance for earnings per share for the full fiscal year 2004. The company said that, internally for purposes of accruing variable compensation under its executive compensation plan, it will use earnings per share of $1.10 for fiscal year 2004.

Audio Webcast

Accenture will discuss its preliminary results for the fourth quarter and full fiscal year at the company’s annual Investor & Analyst Conference being held today, Wednesday, Sept. 17, 2003, at the Plaza Hotel in New York. The meeting will be accessible live from 8:00 a.m. EDT to approximately 9:30 a.m. EDT on the Investor Relations section of the Accenture Web site at www.accenture.com. A replay of the webcast will be available on the company’s Web site for 14 days beginning at 1:30 p.m. EDT today.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company. Committed to delivering innovation, Accenture collaborates with its clients to help them become high-performance businesses and governments. With deep industry and business process expertise, broad global resources and a proven track record, Accenture can mobilize the right people, skills, and technologies to help clients improve their performance. With more than 80,000 people in 47 countries, the company generated net revenues of US$11.6 billion for the fiscal year ended August 31, 2002. Its home page is www.accenture.com.

This press release contains forward-looking statements relating to our operations and results of operations, the accuracy of which is necessarily subject to risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the “Risk Factors” heading in the Business section of our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Accenture undertakes no duty to update any forward-looking statement made in this news release or to conform such statements to actual results or changes in Accenture’s expectations. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the shares in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contact:

Roxanne Taylor

Director, Corporate Communications

Accenture

+1 (917) 452 5106

roxanne.taylor@accenture.com